 Ex. 99.1

Contacts:

Stephen Forsyth Chemtura Corporation Investor Relations 203-573-2213	John Gustavsen Chemtura Corporation Media Relations 203-573-3224	Meaghan Repko / Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher 212-355-4449

Chemtura Enters Into Agreement To Sell its PVC Additives Business Subject to Completion of an Auction Process and Court Approval

MIDDLEBURY, Conn. – Dec. 23, 2009 – Chemtura Corporation, debtor-in-possession (Pink Sheets: CEMJQ) (“the Company” or “Chemtura”), today announced that it entered into a definitive agreement with SK Capital Partners (“SK Capital”), a New York-based private equity firm focusing on the specialty materials, chemicals and healthcare industries, whereby SK Capital has agreed to acquire Chemtura’s global PVC Additives business.  The sale will include certain assets, the stock of a European subsidiary and the assumption of certain liabilities.  The PVC Additives business had revenues of $374 million in the calendar year of 2008 and $177 million for the nine months ended Sept. 30, 2009.  The proposed transaction is subject to approval by the United States Bankruptcy Court for the Southern District of New York (the “Court”) and a Court-approved auction process pursuant to which other parties will have the opportunity to submit higher or better offers for the PVC Additives business, as well as certain other closing conditions and consent by Chemtura’s debtor-in-possession financing lenders.

The PVC Additives business has a strong, global manufacturing footprint with plant operations in North America and Europe, and tolling agreements in the EU and North America.  It also has valuable intellectual property and significant growth initiatives in its pipeline.  The PVC Additives business develops, manufactures, sells and distributes tin stabilizers, liquid and solid mixed metals, liquid phosphite esters, epoxidized soybean oil, thiochemicals, organic-based stabilizers, and impact modifiers used primarily in PVC applications.

Craig A. Rogerson, Chemtura’s Chairman, President and Chief Executive Officer, said, “We believe that the proposed transaction is the most certain way to maximize the value of the PVC Additives business and is in the best interests of the Company and all of our stakeholders.  The PVC Additives business is well-positioned in its industry segments with great technology, blue-chip customers and talented employees, and this proposed transaction will bring a tighter focus to Chemtura’s business portfolio.”

Chemtura has filed a motion with the Court pursuant to which SK Capital will be the lead or “stalking horse” bidder in a Court-approved auction for the purchase of the PVC Additives business.

Chemtura, with 2008 sales of $3.5 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products.  Additional information concerning Chemtura is available at www.chemtura.com.

Forward-Looking Statement
This document includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933 and Section 21(e) of the Exchange Act of 1934.  These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	The ability to complete a restructuring of our balance sheet and significantly strengthen our company;
•	The uncertainties of the Chapter 11 restructuring process;
•	The ability to complete asset(s) sales;
•	The ability to reduce our indebtedness levels;
•	General economic conditions;
•	Significant international operations and interests;
•	The ability to obtain increases in selling prices to offset increases in raw material and energy costs;
•	The ability to retain sales volumes in the event of increasing selling prices;
•	The ability to absorb fixed cost overhead in the event of lower volumes;
•	Pension and other post-retirement benefit plan assumptions;
•	The ability to successfully complete our restructuring programs and the turnaround of our Polymer Additives segment;
•	The ability to obtain growth from demand for petroleum additive, lubricant and agricultural product applications;
•
The ability to sustain profitability in our Crop Protection business due to new generic competition and the failure to secure new products and technology.  Additionally, the Crop Protection business is dependent on disease and pest conditions, as well as local, regional, regulatory and economic conditions;

•	The ability to sell methyl bromide due to regulatory restrictions;
•	Changes in weather conditions which could adversely affect the seasonal selling cycles in both our Consumer Products and Crop Protection segments;
•	Changes in the availability and/or quality of our energy and raw materials;
•	The ability to collect our outstanding receivables;
•	Changes in interest rates and foreign currency exchange rates;
•	Changes in technology, market demand and customer requirements;
•	The enactment of more stringent domestic and international environmental laws and regulations;
•	The ability to realize expected cost savings under our restructuring plans, Six Sigma and Lean manufacturing initiatives;
•	The ability to recover our deferred tax assets;
•	The ability to support the goodwill related to our business segments; and
•	Other risks and uncertainties detailed in Item 1A. Risk Factors or in our filings with the Securities and Exchange Commission.

These statements are based on the Company’s estimates and assumptions and on currently available information. The forward-looking statements include information concerning the Company’s possible or assumed future results of operations, and the Company’s actual results may differ significantly from the results discussed.  Forward-looking information is intended to reflect opinions as of the date this press release was issued and such information will not necessarily be updated by the Company.